Exhibit 107.1

Calculation of Filing Fee Tables
Form S-8
(Form Type)
Aramark
(Exact Name of Registrant as Specified in its Charter)
Newly Registered Securities

Security Type	Title of Securities to be Registered(1)	Fee Calculation Rule	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share	Other	3,487,176.00	$27.270	$95,095,290	0.00014760	$14,036.06
Total Offering Amounts					$95,095,290		$14,036.06
Total Fee Offsets							$0.00
Net Fee Due							$14,036.06
(1) Represents 3,487,176 shares of the Common Stock being registered authorized under the Aramark 2023 Stock Incentive Plan (the “2023 Plan”). Additionally, in accordance with Rule 416 under the Securities Act, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations, other capital adjustments or similar transactions.
(2) Estimated in accordance with the provisions of Rule 457(c) and Rule 457(h) promulgated under the Securities Act solely for the purpose of calculating the registration fee and calculated based upon the average of the high and low prices of the Company’s Common Stock, as reported on the New York Stock Exchange on November 16, 2023.